Exhibit 99

Gander Mountain Company Reports

First Quarter Results

ST. PAUL, Minn., May 31, 2006 — Gander Mountain Company (Nasdaq: GMTN),  the nation’s largest retail network of stores for hunting, fishing, camping, marine and outdoor lifestyle products and services, today reported results for the quarter ended April 29, 2006. Sales increased to $155.6 million, an increase of 15 percent over the first quarter of fiscal 2005. Comparable store sales decreased 10.4 percent. The company reported a loss for the first quarter of fiscal 2006 of $23.0 million for both pretax and net loss, compared to a first quarter 2005 pretax and net loss of $20.1 million before a one-time payment to Gander Mountain of $2.5 million related to the termination of the company’s previous co-branded credit card agreement. The reported pretax and net loss for the first quarter of 2005 was $17.6 million.

“Since many of our stores are unprofitable during our seasonally small first quarter, the increase in our first quarter loss over last year is primarily the result of having, on average, an additional 16 stores open during the period,” said Mark Baker, President and CEO. “We have maintained tight control over our expenses, and we have a number of initiatives in place to drive sales during the remainder of the year, including the important hunting and holiday seasons.”

The net loss per share for the first quarter of fiscal 2006 was $1.61, compared to a net loss of $1.23 per share for the first quarter of fiscal 2005. The company does not currently record a tax benefit in calculating net loss or loss per share. In contrast, analysts’ estimates of the company’s loss per share as reported by First Call reduce the loss by the amount of a pro forma tax benefit. If a tax benefit were recorded at a 40 percent rate, the net loss per share for the first quarter of 2006 would be $0.97 compared to a net loss of $0.74 per share for the 2005 quarter.

In the first quarter of fiscal 2006, Gander Mountain opened a new store in Tyler, Tex., and relocated one smaller store to a large-format store in Blaine, Minn., bringing the total store count to 99 at the end of the quarter. The company anticipates opening a total of eight new stores in 2006, including one relocation.

Conference Call Information

A conference call to discuss these results will be held today at 8:00 a.m. Central Time.

The conference call will be webcast from www.GanderMountain.com. To register for the event, please go to the website at least fifteen minutes early to register, download and install any necessary audio software.

For those who cannot listen to the live broadcast, an archived webcast will be available shortly after the conclusion of the call, and remain available on www.GanderMountain.com for approximately 90 days.

About Gander Mountain Company

Gander Mountain Company (Nasdaq: GMTN), headquartered in Saint Paul, Minnesota, is the nation’s largest retail network of stores for hunting, fishing, camping, marine and outdoor lifestyle products and services. Since 1960, the Gander Mountain brand has offered an expanding assortment of competitively priced outdoor equipment, technical apparel and footwear, as well as gunsmith, archery, ATV and marine services. The stores feature national, regional and local brands as well as the company’s owned brand. Focused on a “We Live Outdoors®” culture, Gander Mountain dedicates itself to creating outdoor memories. There are currently 99 conveniently located Gander Mountain outdoor lifestyle stores in 18 states. For the nearest store location call 800-282-5993 or visit www.GanderMountain.com.

Cautionary Note Regarding Forward-Looking Statements
Any statements in this release that are not historical or current facts are forward-looking statements. All forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. Certain of these risks and uncertainties are described in the “Risks and Factors Affecting Current and Future Results” section of the company’s Annual Report on Form 10-K for fiscal 2005 and other required reports, as filed with the SEC, which are available at www.GanderMountain.com and at the SEC’s website at www.sec.gov.

Contacts:	Shannon Burns
Director of Investor Relations and Corporate Communications
651-325-4337
Shannon.burns@gandermountain.com

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Gander Mountain Company

Condensed Statements of Operations -Unaudited

(In thousands, except per share data)

	13 Weeks Ended
	April 29,	April 30,
	2006	2005
Sales	$155,581	$135,259
Cost of goods sold	128,589	109,949
Gross profit	26,992	25,310

Operating expenses:
Store operating expenses	35,855	32,570
General and administrative expenses	9,353	8,384
Gain on contract settlement (1)	—	(2,500)
Pre-opening expenses	765	2,759
Loss from operations	(18,981)	(15,903)
Interest expense, net	3,986	1,665
Loss before income taxes	(22,967)	(17,568)
Income tax provision	—	—
Net loss	$(22,967)	$(17,568)

Basic and diluted loss per share	$(1.61)	$(1.23)

Weighted average common shares outstanding	14,285	14,235

(1)  Gain on contract settlement reflects a $2.5 million payment received in connection with the termination of our previous co-branded credit card agreement.

Gander Mountain Company

Condensed Balance Sheets

(In thousands)

	April 29,	January 28,
	2006	2006
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$1,576	$1,580
Accounts receivable	12,061	7,215
Inventories	332,617	308,395
Prepaids and other current assets	7,584	4,557

Total current assets	353,838	321,747

Property and equipment, net	130,708	132,447
Other assets, net	4,884	4,736

Total assets	$489,430	$458,930

Liabilities and shareholders’ equity
Current liabilities:
Borrowings under credit facility	$200,555	$174,936
Accounts payable	66,106	35,465
Accrued and other current liabilities	38,520	41,779

Total current liabilities	305,181	252,180

Unsecured convertible note payable	20,000	20,000
Other long term liabilities	37,096	36,925

Shareholders’ equity	127,153	149,825

Total liabilities and shareholders’ equity	$489,430	$458,930

Gander Mountain Company

Condensed Statements of Cash Flows - Unaudited

(In thousands)

	13 Weeks Ended
	April 29,	April 30,
	2006	2005

Operating activities
Net loss	$(22,967)	$(17,568)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	5,462	3,727
Stock option expense	295	14
Loss on disposal of property and equipment	111	—
Change in operating assets and liabilities:
Accounts receivable	(4,846)	(6,858)
Inventories	(24,222)	(44,344)
Prepaid expenses and other assets	(3,341)	(1,337)
Accounts payable and other liabilities	27,553	53,325
Net cash used in operating activities	$(21,955)	$(13,041)

Investing activities
Purchase of property and equipment, net	$(3,668)	$(13,723)
Net cash used in investing activities	$(3,668)	$(13,723)

Financing activities
Borrowings under credit facility, net	$25,619	$26,745
Proceeds from exercise of stock options	—	207
Net cash provided by financing activities	$25,619	$26,952

Net increase (decrease) in cash	(4)	188
Cash, beginning of period	1,580	1,033

Cash, end of period	$1,576	$1,221

Gander Mountain Company

Reconciliation of Non-GAAP Data - Unaudited

(In thousands, except per share data)

	13 Weeks Ended
	April 29,	April 30,
	2006	2005
Reconciliation of Non-GAAP Measure to Net Loss (1)
Net loss before contract settlement	$(22,967)	$(20,068)
Gain on contract settlement	—	2,500
Net loss (GAAP)	$(22,967)	$(17,568)

Reconciliation of Pro Forma Data to GAAP (2)
Loss before income taxes (GAAP)	$(22,967)	$(17,568)
Pro-forma tax benefit	9,187	7,027
Net loss (pro-forma)	$(13,780)	$(10,541)

Basic and diluted loss per share:
Loss before income taxes, per share (GAAP)	$(1.61)	$(1.23)
Pro-forma tax benefit, per share	0.64	0.49
Net loss per share (pro-forma)	$(0.97)	$(0.74)

Weighted average common shares outstanding	14,285	14,235

(1) The Company believes reporting of the net loss adjusted for the impact of a one-time, non-recurring gain helps investors to more meaningfully evaluate and compare the results of our operations on a consistent basis.

(2) The Company provides the pro-forma tax benefit information as if the Company was recording a tax benefit from a net operating loss deduction at a 40% effective tax rate. This provides information that assists investors and analysts in comparing and analyzing the Company’s results of operations on a comparable per share basis with other companies.